Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Keoni Wagner Matson, Inc. 510.628.4534 kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER DILUTED EPS OF $0.94

•                  Hawaii container volume up 14.8% YOY

•                  Ocean transportation operating income of $68.9 million, up 61.7% YOY

•                  3Q15 Net Income of $41.5 million, up 93.0% YOY

•                  3Q15 Diluted EPS of $0.94, negatively impacted by Acquisition SG&A costs of $0.14 per share

•                  3Q15 EBITDA of $100.8 million, up 49.1% YOY

•                  Announces share repurchase program for up to 3.0 million common shares over next three years

HONOLULU, Hawaii (November 4, 2015) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $41.5 million, or $0.94 per diluted share for the quarter ended September 30, 2015.  The Company’s third quarter results were negatively impacted by $10.0 million of additional selling, general and administrative expenses related to the Company’s acquisition of Horizon Lines, Inc. (the “Acquisition”) in excess of the Company’s incremental run-rate target, which reduced earnings per diluted share by $0.14.  Net income for the quarter ended September 30, 2014 was $21.5 million, or $0.50 per diluted share.  Consolidated revenue for the third quarter 2015 was $544.3 million compared with $441.8 million reported for the third quarter 2014.

For the nine months ended September 30, 2015, Matson reported net income of $76.4 million, or $1.74 per diluted share compared with $43.0 million, or $1.00 per diluted share in 2014.  Year-to-date 2015 results were negatively impacted by $23.5 million of additional selling, general and administrative expenses related to the Acquisition and by $11.4 million for the Company’s settlement with the State of Hawaii to resolve all of the State’s claims arising from the discharge of molasses into Honolulu Harbor in September 2013 (the “Molasses Settlement”), which together reduced earnings per diluted share by $0.46.  Consolidated revenue for the nine months ended September 30, 2015 was $1,390.1 million, compared with $1,270.7 million in 2014.

Matt Cox, Matson’s President and Chief Executive Officer, commented, “Third quarter results were strong, led by continued high demand for our expedited China service, a full quarter of our new Alaska business, volume improvements in Hawaii, and improved performance at SSAT and Logistics.”

Mr. Cox added, “The integration of our new Alaska operations continues to progress well and the business is on track to achieve our earnings and cash flow accretion expectations.  Looking ahead, Matson is well-positioned to generate significant cash flow to pay down debt, fund growth initiatives, including our new vessel investments, and return capital to shareholders via both dividends and the share repurchase program announced today.”

Third Quarter 2015 Discussion and Outlook for Fourth Quarter 2015

Alaska Operations Integration:  The Company continues to expect the integration of its Alaska operations to be completed within two years post-closing of the Acquisition on May 29, 2015, at which point incremental run-rate selling, general and administrative expenses are expected to be approximately $15.0 million per year.  The Company’s results for the third quarter 2015 were negatively impacted by approximately $10.0 million of additional selling, general and administrative expenses related to the Acquisition in excess of the Company’s incremental run-rate target, consisting primarily of integration costs and corporate overhead expenses.  In the fourth quarter 2015, the Company expects to incur approximately $7.5 million of selling, general and administrative expenses related to the Acquisition in excess of the Company’s incremental run-rate target.

Ocean Transportation:  In the third quarter 2015, the Hawaii trade experienced modest westbound market growth.  In addition, Matson experienced volume gains and deployed additional vessels in response to a competitor’s service reconfiguration and vessel mechanical failure.  The Company expects these trends to continue in the fourth quarter 2015, resulting in Hawaii container volume growth similar to the 14.8 percent growth realized in the third quarter 2015.

In the China trade, despite a continued decline in commodity freight rates for other ocean carriers, the Company’s freight rates were higher in the third quarter 2015 than in the prior year period, reflecting a continuation of rate gains made by the Company in the latter half of 2014 and in 2015.  For the fourth quarter 2015, the Company expects its expedited service to continue to realize a sizeable premium relative to commodity ocean carrier market rates, achieving average freight rates that approximate the rates achieved in the fourth quarter 2014.  However, the Company expects its China volume in the fourth quarter 2015 to be moderately lower than the prior year period due to one fewer sailing, the absence of the extraordinarily high demand experienced in the fourth quarter 2014 during the U.S. West Coast labor disruptions, and recent market softness.

In Guam, stable economic activity is expected in the fourth quarter 2015.  On August 29, 2015, the Department of the Navy signed the Record of Decision to relocate approximately 5,000 U.S. Marines plus approximately 1,300 dependents from Okinawa to Guam by 2022 which is expected to result in higher freight demand to Guam during this period of relocation.  However, in October 2015, a competitor announced the intention to launch a bi-weekly U.S. flagged containership service to Guam starting in late November 2015.  As a result, the Company expects to experience some volume losses after this service is launched.

The Company’s operating results for the third quarter 2015 reflect the first full quarter of Alaska operations post-closing of the Acquisition on May 29, 2015.  In the third quarter 2015, Alaska container volume increased by approximately two percent year-over-year primarily due to stronger seafood volume which was partially offset by muted economic activity related to the steep decline in energy prices, and lower building supply volume.  The Company expects muted economic activity to persist through the end of 2015 and, as a result, expects Alaska container volume for the fourth quarter 2015 to be lower than volume achieved by Horizon in the comparable period in 2014.

In the fourth quarter 2015, exclusive of the aforementioned $7.5 million of additional selling, general and administrative expenses in excess of the Company’s incremental run-rate target, the Company expects ocean transportation operating income to approximate the $46.3 million achieved in the fourth quarter 2014.

Logistics:  The Company continues to expect full year 2015 operating income to approximate the 2014 level of $8.9 million.

Interest Expense:  The Company expects its interest expense in the fourth quarter 2015 to be approximately $5.0 million.

Income Tax Expense:  The Company expects its effective tax rate for the fourth quarter 2015 to be approximately 40 percent.

Other:  In the first nine months of 2015, the Company had maintenance capital expenditures of approximately $30.3 million.  In the fourth quarter 2015, the Company expects maintenance capital expenditures to be approximately $30 million and scheduled contract payments relating to its two vessels under construction to be $20.9 million.

Results By Segment

Ocean Transportation — Three months ended September 30, 2015 compared with 2014

	Three Months Ended September 30
(dollars in millions)	2015	2014	Change
Ocean Transportation revenue	$444.8	$329.5	35.0%
Operating costs and expenses	375.9	286.9	31.0%
Operating income	$68.9	$42.6	61.7%
Operating income margin	15.5%	12.9%

Volume (Units) (1)
Hawaii containers	41,200	35,900	14.8%
Hawaii automobiles	17,800	13,300	33.8%
Alaska containers	19,700	—	—
China containers	15,800	15,000	5.3%
Guam containers	6,100	6,100	0.0%
Micronesia/South Pacific containers	3,900	4,400	(11.4)%

(1)         Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

Ocean transportation revenue increased $115.3 million, or 35.0 percent, during the third quarter 2015 compared with the third quarter 2014.  This increase was primarily due to the inclusion of revenue from the Company’s acquired Alaska operations, higher container volume in Hawaii, and higher freight rates in the Company’s China service, partially offset by lower fuel surcharge revenue.

On a year over year basis, Hawaii container volume increased by 14.8 percent primarily due to volume gains resulting from a competitor’s service reconfiguration and vessel mechanical failure, and modest market growth; China volume was 5.3 percent higher, the result of an additional sailing during the quarter; and Guam volume was steady.  Hawaii automobile volume was 33.8 percent higher in the third quarter 2015 compared with the third quarter 2014, primarily due to the aforementioned competitor service reconfiguration.  Alaska volume included in the Company’s third quarter results reflects the first full quarter of operations post-closing the acquisition on May 29, 2015.

Ocean transportation operating income increased $26.3 million during the third quarter 2015 compared with the third quarter 2014.  The increase was primarily due to higher freight rates in China, the inclusion of operating results for the Alaska trade, and container volume improvements in Hawaii.  Partially offsetting these favorable items were additional selling, general and administrative expenses related to the Acquisition, additional vessel operating expenses related to the deployment of additional vessels in the Hawaii trade, and higher terminal handling expenses.

The Company’s SSAT terminal joint venture investment contributed $4.5 million during the third quarter 2015, compared to a $3.1 million contribution in the third quarter 2014.  The increase was primarily attributable to improved lift volume.

Ocean Transportation — Nine months ended September 30, 2015 compared with 2014

	Nine Months Ended September 30
(dollars in millions)	2015	2014	Change
Ocean transportation revenue	$1,097.0	$945.2	16.1%
Operating costs and expenses	952.8	860.4	10.7%
Operating income	$144.2	$84.8	70.0%
Operating income margin	13.1%	9.0%

Volume (Units) (1)
Hawaii containers	109,100	104,000	4.9%
Hawaii automobiles	51,500	56,100	(8.2)%
Alaska containers (2)	24,900	—	—
China containers	45,600	44,400	2.7%
Guam containers	17,700	18,300	(3.3)%
Micronesia/South Pacific containers	10,300	10,700	(3.7)%

(1)         Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)         Alaska container volumes represent operations from May 29, 2015 to September 30, 2015

Ocean transportation revenue increased $151.8 million, or 16.1 percent, during the nine months ended September 30, 2015 compared with the nine months ended September 30, 2014.  This increase was primarily due to the inclusion of revenue from the Company’s acquired Alaska operations, higher freight rates in the Company’s China service, higher container volume in Hawaii, partially offset by lower fuel surcharge revenue and lower Guam volume.

On a year over year basis, Hawaii container volume increased by 4.9 percent primarily due to volume gains resulting from a competitor’s service reconfiguration and vessel mechanical failure, and modest market growth; China volume was up 2.7 percent, primarily the result of an additional sailing during the third quarter 2015; Guam volume declined by 3.3 percent due to the timing of select shipments; and Hawaii automobile volume decreased 8.2 percent as certain customer losses were partially offset in the third quarter 2015 by the aforementioned competitor service reconfiguration.  Alaska volume included in the Company results reflects operations from May 29 to September 30, 2015.

Ocean transportation operating income increased $59.4 million during the nine months ended September 30, 2015 compared with the nine months ended September 30, 2014.  The increase was primarily due to higher freight rates in China, the inclusion of operating results for the Alaska trade, the timing of fuel surcharge collections, container volume improvements in Hawaii, and improved results at SSAT.  Partially offsetting these favorable operating income items were additional selling, general and administrative expenses related to the Acquisition, additional vessel operating expenses related to the deployment of additional vessels in the Hawaii trade, higher terminal handling expenses, $11.4 million of costs related to the Molasses Settlement, and lower Guam container volume.

The Company’s SSAT terminal joint venture investment contributed $13.1 million during the nine months ended September 30, 2015, compared to a $5.4 million contribution in the nine months ended September 30, 2014.  The increase was primarily attributable to the clearing of international carrier cargo backlog and improved lift volume.

Logistics — Three months ended September 30, 2015 compared with 2014

	Three Months Ended September 30
(dollars in millions)	2015	2014	Change
Intermodal revenue	$53.6	$63.5	(15.6)%
Highway revenue	45.9	48.8	(5.9)%
Total Logistics Revenue	99.5	112.3	(11.4)%
Operating costs and expenses	96.6	109.9	(12.1)%
Operating income	$2.9	$2.4	20.8%
Operating income margin	2.9%	2.1%

Logistics revenue decreased $12.8 million, or 11.4 percent, during the third quarter 2015 compared with the third quarter 2014.  This decrease was primarily the result of lower intermodal and highway volume and lower fuel surcharge revenue, partially offset by favorable changes in business mix and increased warehouse revenue.

Logistics operating income increased by $0.5 million, during the third quarter 2015 compared with the third quarter 2014, primarily due to warehouse operating improvements and improved per unit margins, partially offset by lower international intermodal volume.

Logistics — Nine months ended September 30, 2015 compared with 2014

	Nine Months Ended September 30
(dollars in millions)	2015	2014	Change
Intermodal revenue	$158.2	$185.3	(14.6)%
Highway revenue	134.9	140.2	(3.8)%
Total Logistics Revenue	293.1	325.5	(10.0)%
Operating costs and expenses	286.9	319.7	(10.3)%
Operating income	$6.2	$5.8	6.9%
Operating income margin	2.1%	1.8%

Logistics revenue decreased $32.4 million, or 10.0 percent, during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014.  This decrease was primarily the result of lower intermodal and highway volume and lower fuel surcharge revenue, partially offset by favorable changes in business mix and increased warehouse revenue.

Logistics operating income increased by $0.4 million during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014.  The increase was primarily due to warehouse operating improvements and improved per unit margins, partially offset by the absence of a favorable litigation settlement received in 2014 and lower international intermodal volume.

EBITDA & Capital Allocation

Matson generated EBITDA of $100.8 million during the third quarter 2015, compared to $67.6 million in the third quarter 2014.  Absent $10.0 million of selling, general and administrative expenses related to the Acquisition in excess of the Company’s incremental run-rate target, third quarter EBITDA would have been $110.8 million.

For the last twelve months ending September 30, 2015, Matson generated EBITDA of $297.2 million.  Absent $23.5 million of selling, general and administrative expenses related to the Acquisition in excess of the Company’s incremental run-rate target and the $11.4 million Molasses Settlement, last twelve month EBITDA would have been $332.1 million.

Maintenance capital expenditures for the nine months ended September 30, 2015 totaled $30.3 million compared with $25.6 million in the nine months ended September 30, 2014.

On October 22, 2015, Matson’s Board of Directors declared a cash dividend of $0.18 per share payable on December 3, 2015 to all shareholders of record as of the close of business on November 5, 2015.

Matson’s Board of Directors has authorized a share repurchase program for up to 3.0 million shares of common stock, representing approximately seven percent of the Company’s issued and outstanding common stock, through November 2, 2018.  Shares will be repurchased in the open market from time to time at the Company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of the Company’s common stock and general market conditions.  The Company may enter into Rule 10b5-1 plans to facilitate purchases under the program.  The repurchase program may be suspended or discontinued at any time.

Liquidity and Debt Levels

Total debt as of September 30, 2015 was $481.5 million, of which $459.3 million was long-term debt, and an increase of $107.9 million from December 31, 2014 primarily due to borrowings used to fund the Acquisition.  During the third quarter 2015, cash and cash equivalents increased by $9.7 million to $25.5 million.  The ratio of Net Debt to last twelve month EBITDA was 1.5 as of September 30, 2015.

On October 1, 2015, the Company issued $75 million of fixed rate 30-year senior unsecured notes (the “Notes”), pursuant to a previously announced private placement on July 30, 2015.  The Notes have a weighted average life of approximately 13 years and bear interest at a rate of 3.92 percent, payable semi-annually.  Proceeds from the Notes were used to pay down the Company’s revolving credit facility.

Teleconference and Webcast

A conference call is scheduled today at 4:30 p.m. EST when Matt Cox, President and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s third quarter results.

Date of Conference Call:	Wednesday, November 4, 2015

Scheduled Time:	4:30 p.m. EST / 1:30 p.m. PST / 11:30 a.m. HST

Participant Toll Free Dial In #:	1-877-312-5524

International Dial In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through November 11, 2015 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 60363876.  The slides and audio webcast of the conference call will be archived for one full quarter on the Company’s Investor Relations page of the Matson website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company’s fleet of 25 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing.  Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”) and Net Debt/EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, operating income and cash flow expectations, expenses, integration of Alaska operations, trends in volumes, and tax rates.  These statements  that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the entry of a competitor in the Guam trade lane; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; our ability to maintain volume growth in the Hawaii trade lane; consummating and integrating acquisitions, including the timing of the continuing integration of Horizon and the expenses incurred related to the integration of Horizon; conditions in the financial markets; changes in our credit profile and our future financial performance; the timing, amount and manner of share repurchases and the ability to return capital to shareholders through the share repurchase program; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions relating to the molasses release; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

# # #

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In millions, except per-share amounts)	2015	2014	2015	2014
Operating Revenue:
Ocean Transportation	$444.8	$329.5	$1,097.0	$945.2
Logistics	99.5	112.3	293.1	325.5
Total Operating Revenue	544.3	441.8	1,390.1	1,270.7

Costs and Expenses:
Operating costs	424.8	363.8	1,107.5	1,078.5
Equity in income from terminal joint venture	(4.5)	(3.1)	(13.1)	(5.4)
Selling, general and administrative	52.2	36.1	145.3	107.0
Total Costs and Expenses	472.5	396.8	1,239.7	1,180.1

Operating Income	71.8	45.0	150.4	90.6
Interest expense	(4.7)	(4.4)	(13.6)	(13.0)
Income Before Income Taxes	67.1	40.6	136.8	77.6
Income tax expense	(25.6)	(19.1)	(60.4)	(34.6)
Net Income	$41.5	$21.5	$76.4	$43.0

Basic Earnings Per Share:	$0.95	$0.50	$1.76	$1.00
Diluted Earnings Per Share:	$0.94	$0.50	$1.74	$1.00

Weighted Average Number of Shares Outstanding:
Basic	43.5	43.0	43.5	43.0
Diluted	44.0	43.4	44.0	43.3

Cash Dividends Per Share	$0.18	$0.17	$0.52	$0.49

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30	December 31
(In millions)	2015	2014
ASSETS
Cash and cash equivalents	$25.5	$293.4
Other current assets	322.8	226.1
Total current assets	348.3	519.5
Investment in terminal joint venture	68.2	64.4
Property and equipment, net	839.9	691.2
Intangible assets, net	140.9	2.5
Goodwill	248.3	27.4
Capital Construction Fund deposits	11.7	27.5
Other long-term assets	79.4	69.3
Total assets	$1,736.7	$1,401.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of debt	$22.2	$21.6
Other current liabilities	275.9	201.9
Total current liabilities	298.1	223.5

Long-term debt	459.3	352.0
Deferred income taxes	336.7	308.4
Other long-term liabilities	154.6	154.1
Multi-employer withdrawal liabilities	56.9	—
Total long-term liabilities	1,007.5	814.5

Total shareholders’ equity	431.1	363.8
Total liabilities and shareholders’ equity	$1,736.7	$1,401.8

NET DEBT RECONCILIATION

		September 30,
(In millions)		2015
Total Debt:		$481.5
Less:	Cash and cash equivalents	(25.5)
	Cash on deposit in Capital Construction Fund	(11.7)
Net Debt		$444.3

EBITDA RECONCILIATION

		Three Months Ended
		September 30			Last Twelve
(In millions)		2015	2014	Change	Months
Net Income		$41.5	$21.5	$20.0	$104.2
Add:	Income tax expense	25.6	19.1	6.5	77.7
Add:	Interest expense	4.7	4.4	0.3	17.9
Add:	Depreciation and amortization	23.3	17.2	6.1	75.5
Add:	Drydock amortization	5.7	5.4	0.3	21.9
EBITDA (1)		$100.8	$67.6	$33.2	$297.2

Add:	Acquisition related SG&A in excess of run-rate target	10.0	—	10.0	23.5
Add:	Molasses settlement	—	—	—	11.4
EBITDA (before Acquisition SG&A and Molasses Settlement)		$110.8	$67.6	$43.2	$332.1

(1)         EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.